Exhibit 99.1

Accomplished Business Leaders Appointed to Board of Directors of
Lincoln Educational Services Corporation

WEST ORANGE, N.J., December 10, 2014 - Lincoln Educational Services Corporation (Nasdaq: LINC) today announced that automotive industry leaders Douglas G. DelGrosso and Ronald E. Harbour have been appointed to its Board of Directors. The appointments were effective December 4, 2014 and will increase the number of directors to 10 members.

“We are excited that Doug and Ron will be joining Lincoln’s board of directors,” said Alexis Michas, Lincoln’s Non-Executive Chairman. “Both are accomplished business leaders who bring years of automotive and manufacturing industry experience as well as strengthen our Board succession planning.  Their combined experience and insights will be extremely beneficial to Lincoln as we seek to increase our partnerships with American manufacturers who look to us, as a leading provider of skilled training, to help solve the nation’s skills gap.”

Douglas G. DelGrosso is President and Chief Executive Officer and serves on the board of directors of Henniges Automotive and its affiliated companies, a leading supplier of highly engineered systems for the global automotive market. Prior to assuming that role, Mr. DelGrosso served as Vice President and General Manager of TRW Automotive and, prior to that, as President and COO of Lear Corporation. Doug brings significant experience in improving operating performance and efficiencies as well as restructuring experience from his various leadership roles. Doug received a Bachelor of Science degree in Mechanical Engineering from Lawrence Technological University and earned a Masters of Business Administration from Michigan State University.

Ronald E. Harbour is Senior Partner overseeing Global Automotive Manufacturing for Oliver Wyman, a global management consulting firm and a division of Marsh McClennan Corporation.  Mr. Harbour co-authored and developed “The Harbour Report” in 1989, a publication that has grown to be the preeminent annual assessment of automotive manufacturing performance around the globe. Mr. Harbour currently serves as a director, chairman of the compensation committee and a member of the audit committee of Spartan Motors. He previously served on the board of directors of Techform Products from 1996 until its sale in October 2014 and the board of directors of U.S. Manufacturing Corporation from 2009 until its sale in June 2014. Ron has extensive experience with service on public company boards and committees. Ron received a Bachelor of Science degree from Haworth College of Business of Western Michigan University.

As previously announced, Paul E. Glaske retired from the board of directors effective December 4, 2014.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: skilled trades, health sciences, automotive technology, hospitality services and business and information technology. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 31 campuses and 5 training sites in 15 states under 5 brands: Lincoln College of Technology, Lincoln Technical Institute, Euphoria Institute of Beauty Arts and Sciences, Lincoln College of New England and Florida Medical Training Institute. For more information, go to www.lincolnedu.com.

CONTACT:	Lincoln Educational Services Corporation
Shaun McAlmont, CEO
973-736-9340